Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the  Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 89 to the Registration Statement (Form N-1A, No. 33-11802) of our reports dated February 13, 2013 on the financial statements and financial highlights of DWS Alternative Asset Allocation VIP and DWS Global Equity VIP (formerly DWS Diversified International Equity VIP) (two of the series of DWS Variable Series II), included in each Fund’s Annual Report for the fiscal year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 8, 2013